UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 1, 2013

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Formation of Midstream Partnership

On May 1, 2013, OGE Energy Corp. ("OGE"), two affiliates of ArcLight Capital Partners, LLC (Bronco Midstream Holdings, LLC ("Bronco I") and Bronco Midstream Holdings II, LLC (together with Bronco I, the "Bronco Group")), and CenterPoint Energy, Inc. ("CenterPoint"), completed the formation of the previously announced joint venture to own and operate the midstream businesses of OGE and a wholly owned subsidiary of CenterPoint, CenterPoint Energy Resources Corp. ("CERC").

Pursuant to the terms of the previously reported Master Formation Agreement dated as of March 14, 2013 (the "MFA"), OGE and the Bronco Group indirectly contributed 100 percent of the equity interests in Enogex LLC, a Delaware limited liability company ("Enogex"), to the midstream partnership. CenterPoint Energy Field Services, LLC, a Delaware limited liability company and wholly owned subsidiary of CERC ("CEFS"), was converted into a Delaware limited partnership that became the midstream partnership (the "Midstream Partnership"). CERC contributed to the Midstream Partnership CERC's equity interests in each of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company ("CEGT"), CenterPoint Energy - Mississippi River Transmission, LLC, a Delaware limited liability company ("MRT"), and certain of its other midstream subsidiaries and a portion of its interests in Southeast Supply Header, LLC, a Delaware limited liability company ("SESH").

At May 1, 2013, OGE, through its wholly owned subsidiary OGE Enogex Holdings LLC ("OGEH"), holds 28.5 percent of the limited partner interests, CERC holds 58.3 percent of the limited partner interests and the Bronco Group holds 13.2 percent of the limited partner interests in the Midstream Partnership.

CERC has certain put rights, and the Midstream Partnership has certain call rights, exercisable with respect to the interest in SESH retained by CERC, under which CERC would contribute to the Midstream Partnership CERC's retained interest in SESH at a price equal to the fair market value of such interest at the time the put right or call right is exercised. If CERC were to exercise such put right or the Midstream Partnership were to exercise such call right, CERC's retained interest in SESH would be contributed to the Midstream Partnership in exchange for consideration consisting of a specified number of limited partnership units and, subject to certain restrictions, a cash payment, payable either from CERC to the Midstream Partnership or from the Midstream Partnership to CERC, in an amount such that the total consideration exchanged is equal in value to the fair market value of the contributed interest in SESH.

The general partner of Midstream Partnership is equally controlled by CERC and OGE, who each have 50 percent of the management rights. CERC and OGE also own a 40 percent and 60 percent interest, respectively, in any incentive distribution rights to be held by the general partner of the Midstream Partnership. In addition, for a period of time, the Bronco Group, through its ownership in Enogex Holdings LLC ("Enogex Holdings"), which will become wholly owned by the Bronco Group as a result of the transactions contemplated by the Master Formation Agreement, will have board observation rights and approval rights over certain material activities of the Midstream Partnership, including material increases in capital expenditures and certain equity issuances, entering into transactions with related parties and acquiring, pledging or disposing of certain material assets. The general partner of the Midstream Partnership will initially be governed by a board made up of an equal number of representatives designated by each of CenterPoint and OGE. Based on the 50/50 management ownership, with neither company having control, effective May 1, 2013, OGE deconsolidated its interest in Enogex and will account for its interest in the Midstream Partnership under the equity method of accounting.

CenterPoint has designated David M. McClanahan, president and chief executive officer of CenterPoint, and Gary L. Whitlock, executive vice president and chief financial officer of CenterPoint, and OGE has designated Peter B. Delaney, chairman, president and chief executive officer of OGE, and Sean Trauschke, vice president and chief financial officer of OGE, as their initial representatives on the board of directors of the general partner. While the Midstream Partnership's leadership team is being assembled, C. Gregory Harper and Keith Mitchell will continue to be responsible for the former CenterPoint and Enogex midstream operations, respectively.

OGE Energy Corp. is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 801,000 customers in Oklahoma and western Arkansas, and OGEH, which indirectly owns a majority share in Enogex. Enogex is a midstream natural gas pipeline business with principal operations in Oklahoma. Enogex is a provider of integrated natural gas midstream services in the major producing basins of Oklahoma and portions of the Texas Panhandle. With approximately 8,900 miles of pipelines, nine processing plants, 24 billion cubic feet of storage, and more than 2.5 million net acres dedicated, including dedications in the Granite Wash, Cleveland Sands, Tonkawa, Cana Woodford, Colony Wash and Mississippi Lime plays, Enogex is engaged in the gathering, processing, transportation and storage of natural gas. During 2012, Enogex gathered an average of 1.41 trillion British thermal units per day ("TBtu/d"), processed an average of 0.98 TBtu/d and transported an average of 2.08 TBtu/d.

CEFS provides natural gas gathering and processing services for certain natural gas fields in the Mid-continent region of the United States that interconnect with CEGT's and MRT's pipelines, as well as other interstate and intrastate pipelines. As of December 31, 2012, CEFS gathered an average of approximately 2.5 billion cubic feet ("Bcf") per day of natural gas. In addition, CEFS has the capacity available to treat up to 2.5 Bcf per day and process nearly 625 million cubic feet per day of natural gas. CEGT is an interstate pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Louisiana, Oklahoma and Texas and includes the 1.9 Bcf per day pipeline from Carthage, Texas to Perryville, Louisiana, which CEGT operates as a separate line with a fixed fuel rate. MRT is an interstate pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Illinois and Missouri. CERC indirectly owns a 50 percent interest in SESH, which owns a 1.0 Bcf per day, 274-mile interstate pipeline that runs from the Perryville Hub in Louisiana to Coden, Alabama. A wholly owned indirect subsidiary of Spectra Energy Corp. owns the remaining 50 percent interest in SESH.

Limited Partnership Agreement and General Partner LLC Agreement

Pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of the Midstream Partnership dated as of May 1, 2013 among CNP OGE GP LLC, as general partner, and CERC, OGEH and Enogex Holdings, as limited partners, the Midstream Partnership will be managed by the general partner. For a period of time, Enogex Holdings will have board observation rights and approval rights over certain material activities of the Midstream Partnership, including material increases in capital expenditures and certain equity issuances, entering into transactions with related parties and acquiring, pledging or disposing of certain material assets. As indicated above, each of OGE and CenterPoint indirectly have 50 percent of the management rights of the general partner, and, initially, the limited partner interests of the Midstream Partnership are held by OGE (28.5 percent), CERC (58.3 percent) and Enogex Holdings (13.2 percent). The Partnership Agreement provides that transfers of any limited partner interests will be subject to specified conditions, including, for a period of time, rights of first offer and rights of first refusal.

Prior to an initial public offering (the "IPO"), 100 percent of Distributable Cash (as defined in the Partnership Agreement), will be distributed to the limited partners each quarter. After an IPO, 100 percent of Available Cash (as defined in the Partnership Agreement) will be distributed to the limited partners each quarter. The general partner also owns incentive distribution rights that would entitle the general partner to an increasing percentage of quarterly cash distributions after specified distributions have been made to the limited partners. The Partnership Agreement also includes provisions governing the treatment of capital accounts, tax treatment and withdrawal of partners. The general partner may be removed by the vote of 75 percent of the limited partner interests.

The general partner will be governed by the terms of the Amended and Restated Limited Liability Company Agreement of CNP OGE GP LLC dated as of May 1, 2013 (the "GP Agreement"). Pursuant to the GP Agreement, each of OGEH and CERC have 50 percent of the management units of the general partner, while OGEH owns 60 percent, and CERC owns 40 percent, of the economic units of the general partner. The GP Agreement provides that, until May 1, 2016, no transfers (other than transfers to affiliates) of membership interests in the general partner will be permitted. The general partner will be managed by a board of directors made up of an equal number of representatives designated by each of CenterPoint and OGE. Actions of the board of directors generally will require majority approval. Under the terms of the GP Agreement, if the board of directors is unable to reach a majority approval, specified procedures, including potentially a separate vote of the independent directors (if any) or mediation, will be implemented to resolve the deadlock.

For further information regarding the Partnership Agreement and GP Agreement, see the agreements that are attached as Exhibit 10.01 and 10.02 and incorporated by reference herein.

Registration Rights Agreement and Omnibus Agreement

Pursuant to a Registration Rights Agreement, OGE and CenterPoint have agreed to initiate the process for the sale of an equity interest in the Midstream Partnership in an initial IPO. OGE can give no assurances that the IPO will be consummated. Prior to consummating the IPO, OGE, CenterPoint and the Midstream Partnership will need to complete the negotiation of the financial and other terms, including the initial public offering price. In addition, consummation of the IPO is subject to market conditions. For so long as Enogex Holdings maintains a minimum ownership percentage, Enogex Holdings is entitled to consult with the Midstream Partnership in connection with the IPO. The Midstream Partnership has agreed to file a registration statement for the IPO no later than May 1, 2014 and, subject to limited exceptions, consummate the IPO within 180 days of the filing of the registration statement. This report does not constitute an offer to sell or the solicitation of any offer to buy, the equity of the Midstream Partnership. Any offers or solicitations of offers to buy, or any sales of securities, will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

The Registration Rights Agreement also provides that, subject to certain limitations, (i) each of CenterPoint and OGE is entitled, beginning 180 days after the IPO, and (ii) the Bronco Group is entitled, beginning on the date that the Midstream Partnership is first eligible to file a registration statement under Form S-3, to demand that the Midstream Partnership effect the registration under the Securities Act of the common units of the Midstream Partnership held by such party. In connection with the preparation and filing of any registration statement, the Midstream Partnership will bear all costs and expenses incidental to any registration statement. Any underwriting discounts and commissions will be borne by the seller of the common units of the Midstream Partnership.

Subject to the exceptions provided below, pursuant to the terms of the Omnibus Agreement dated as of May 1, 2013 among OGE, Enogex Holdings and CenterPoint, each of OGE and CenterPoint is required to hold or otherwise conduct all of its respective Midstream Operations (as defined below) located within the United States in the Midstream Partnership. This restriction will cease to apply to both OGE and CenterPoint as soon as either OGE or CenterPoint ceases to hold (i) any interest in the general partner of the Midstream Partnership or (ii) at least 20 percent of the limited partner interests of the Midstream Partnership. "Midstream Operations" generally means, subject to certain exceptions, the gathering, compression, treatment, processing, blending, transportation, storage, isomerization and fractionation of crude oil and natural gas, its associated production water and enhanced recovery materials such as carbon dioxide, and its respective constituents and the following products: methane, natural gas liquids (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes, and asphalts), to the extent such activities are located within the United States.

In addition, if OGE or CenterPoint acquires any assets or equity of any person engaged in Midstream Operations with a value in excess of $50 million (or $100 million in the aggregate with such party's other acquired Midstream Operations that have not been offered to the Midstream Partnership), the acquiring party will be required to offer the Midstream Partnership the opportunity to acquire such assets or equity for such value; provided, that the acquiring party will not be obligated to offer any such assets or equity to the Midstream Partnership if the acquiring party intends to cease using them in Midstream Operations within 12 months. If the Midstream Partnership does not exercise its option, then the acquiring party will be free to retain and operate such Midstream Operations; provided, however, that if the fair market value of such Midstream Operations is greater than 66 2/3 percent of the fair market value of all of the assets being acquired in such transaction, then the acquiring party will be required to dispose of such Midstream Operations within 24 months.

As long as Enogex Holdings has board observation rights, Enogex Holdings will be prohibited from pursuing any transaction independently from the Midstream Partnership (i) if Enogex Holdings' consent is required for the Midstream Partnership to pursue such transaction and (ii) Enogex Holdings affirmatively votes not to consent to such transaction.

For further information regarding the Registration Rights Agreement and the Omnibus Agreement, see the agreements that are attached as Exhibit 10.03 and 10.04 and incorporated by reference herein.

Financing Transactions

In connection with the formation of the Midstream Partnership, on May 1, 2013, the Midstream Partnership entered into a $1.05 billion 3-year senior unsecured term loan facility (the "Term Loan Facility") with Citibank, N.A., as administrative agent, UBS Securities LLC, as syndication agent, JPMorgan Chase Bank, N.A. ("JPMCB") and Wells Fargo Bank, National Association ("Wells Fargo") as co-documentation agents, and the several lenders thereto. The proceeds of the loans advanced pursuant to the Term Loan Facility were used to repay $1.05 billion of intercompany indebtedness owed to CERC by a predecessor entity of the Midstream Partnership. CERC has guaranteed collection (not payment) of the Midstream Partnership's obligations under the Term Loan Facility, which guarantee is subordinated to all senior debt of CERC.

On May 1, 2013, the Midstream Partnership also entered into a $1.4 billion five year senior unsecured revolving credit facility (the "Revolving Credit Facility") with Citibank, N.A., as administrative agent, UBS Securities LLC, as syndication agent, JPMCB and Wells Fargo, as co documentation agents, the lenders from time to time party thereto and the letter of credit issuers from time to time party thereto. Under certain circumstances, the Revolving Credit Facility may be increased from time to time up to an additional $700 million, in aggregate.

The Term Loan Facility and the Revolving Credit Facility each permits outstanding borrowings to bear interest at the eurodollar rate and/or an alternate base rate, at the Midstream Partnership's election, plus an applicable margin based on the Midstream Partnership's credit ratings. The applicable margin will be, (1) in the case of interest rates determined by reference to the eurodollar rate, between 1.25% and 2.00% per annum and (2) in the case of interest rates determined by reference to the alternate base rate, between 0.25% and 1.00% per annum. As of May 7, 2013, the applicable margin for eurodollar-based borrowings under the Term Loan Facility and the Revolving Credit Facility was 1.625% based on the Midstream Partnership's credit ratings. As of May 7, 2013, the applicable margin for alternate base rate-based borrowings under the Term Loan Facility and the Revolving Credit Facility was 0.625% based on the Midstream Partnership's credit ratings. For borrowings under each of the Term Loan Facility and the Revolving Credit Facility, the eurodollar rate will be fixed for interest periods of 1, 2, 3, or 6 months, at the Midstream Partnership's election, or if requested by Midstream Partnership such other period as agreed to by all of the lenders. The base rate will fluctuate.

In addition, the Revolving Credit Facility requires the Midstream Partnership to pay a fee on unused commitments. The fee will range from 0.15% to 0.35% per annum depending upon the Midstream Partnership's credit ratings. As of May 7, 2013, the commitment fee under the Revolving Credit Facility was 0.25% per annum based on the Midstream Partnership's credit ratings.

Advances under the Revolving Credit Facility are subject to certain conditions precedent, including the accuracy in all material respects of certain representations and warranties and the absence of any default or event of default. The Revolving Credit Facility provides for issuance of letters of credit of up to $400 million dollars at any time outstanding. On May 1, 2013, advances under the Revolving Credit Facility were used to refinance Enogex's revolving credit facility described below and existing indebtedness owing by Enogex to OGE as of May 1, 2013 and for general corporate purposes. As of May 1, 2013, there was approximately $107,100,000 in principal advances and approximately $2,000,000 in letters of credit outstanding under the Revolving Credit Facility.

The Term Loan Facility and the Revolving Credit Facility each contains a financial covenant requiring the Midstream Partnership to maintain a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") as of the last day of each fiscal quarter of less than or equal to 5.00 to 1.00; provided that, for a certain period of time following the consummation by the Midstream Partnership or certain of its subsidiaries or one or more related acquisitions with a purchase price of at least $50 million in the aggregate, the consolidated funded debt to EBITDA ratio as of the last day of each such fiscal quarter during such period would be permitted to be up to 5.50 to 1.00.

The Term Loan Facility and the Revolving Credit Facility also contain covenants that restrict the Midstream Partnership and certain subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of subsidiary indebtedness, incurrence of liens, transactions with affiliates, designation of subsidiaries as Excluded Subsidiaries (as defined in the Term Loan Facility and the Revolving Credit Facility), restricted payments, changes in the nature of their respective businesses and entering into certain restrictive agreements. The Term Loan Facility and the Revolving Credit Facility

are each subject to acceleration upon the occurrence of certain defaults, including, among others, payment defaults on such facility, breach of representations, warranties and covenants, acceleration of indebtedness (other than intercompany) of $100 million or more in the aggregate, change of control, nonpayment of uninsured money judgments in excess of $100 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.

On May 1, 2013, Enogex LLC terminated its $400 million revolving credit agreement dated December 13, 2011 with Wells Fargo Bank, National Association, as agent, and the other lenders from time to time party thereto.

For further information regarding the terms of the Term Loan Facility and the Revolving Credit Facility, see the credit agreements that are attached as Exhibit 99.01 and 99.02 and incorporated by reference herein.

The MFA is filed as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Midstream Partnership, OGE, the Bronco Group or CenterPoint or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the MFA were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the MFA instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the MFA and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Midstream Partnership, OGE, the Bronco Group or CenterPoint or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the MFA are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Midstream Partnership, OGE, the Bronco Group or CenterPoint or any of their respective affiliates or businesses. Information concerning the subject matter of the representations and warranties may change after the date of the MFA, which subsequent information may or may not be fully reflected in OGE's public disclosures.

The foregoing descriptions of the MFA, the agreements related thereto (including the Partnership Agreement, the GP Agreement, the Registration Rights Agreement and the Omnibus Agreement), the Term Loan and the Revolving Credit Facility are only summaries, do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits hereto and incorporated herein by reference.

Forward-Looking Statements

This filing contains forward-looking statements, which are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to (1) the inability to consummate the proposed IPO in a timely manner or at all; (2) risks that the transaction disrupts current plans and operations of OGE; (3) potential difficulties in employee retention as a result of the transaction; (4) the ability to recognize the benefits of the transaction; and (5) other factors described in OGE's filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of OGE to control or predict. OGE can give no assurance that the conditions to transaction will be satisfied. Except as required by law, OGE undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Form 8-K not later than 71 calendar days after the date this initial report on Form 8-K must be filed.

(b) Pro forma financial information.

As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Form 8-K not later than 71 calendar days after the date this initial report on Form 8-K must be filed.

(d) Exhibits

Exhibit Number	Description

2.01
Master Formation Agreement dated as of March 14, 2013 by and among CenterPoint Energy, Inc., OGE Energy Corp., Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC. (Filed as Exhibit 2.01 to OGE Energy's Form 8-K filed on March 15, 2013 (File No. 1-12579) and incorporated by reference herein)

10.01	First Amended and Restated Agreement of Limited Partnership of CenterPoint Energy Field Services LP dated as of May 1, 2013.
10.02	Amended and Restated Limited Liability Company Agreement of CNP OGE GP LLC dated as of May 1, 2013.
10.03	Registration Rights Agreement dated as of May 1, 2013 by and among CenterPoint Energy Field Services LP, CenterPoint Energy Resources Corp., OGE Enogex Holdings LLC, and Enogex Holdings LLC.
10.04	Omnibus Agreement dated as of May 1, 2013 among CenterPoint Energy, Inc., OGE Energy Corp., Enogex Holdings LLC and CenterPoint Energy Field Services LP.
99.01
Term Loan Facility dated May 1, 2013 by and among CenterPoint Energy Field Services LP and Citibank, N.A., as administrative agent, UBS Securities LLC, as syndication agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association as co-documentation agents, and the several lenders thereto relating to a $1,050,000,000 3-year unsecured term loan facility.

99.02
Revolving Credit Agreement dated May 1, 2013 by and among CenterPoint Energy Field Services LP and Citibank, N.A., as administrative agent, UBS Securities LLC, as syndication agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, the several lenders from time to time party thereto and the letter of credit issuers from time to time party thereto relating to a $1,400,000,000 5-year unsecured revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

May 7, 2013